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Proskauer Rose LLP   2049 Century Park East, Suite 3200   Los Angeles, CA 90067-3206

August 26, 2011

Wells Fargo Funds Trust
Wells Fargo Master Trust
Wells Fargo Variable Trust

           Re:        Tax-Free Reorganization Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo Funds Trust, Wells Fargo Variable Trust, and Wells Fargo Master Trust, each a Delaware statutory trust (the “Trusts”) the series of which qualify as “regulated investment companies” within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with that certain Agreement and Plan of Reorganization dated as of June 2, 2011 between Wells Fargo Funds Trust and Wells Fargo Variable Trust and that certain Agreement and Plan of Reorganization dated as of June 2, 2011 between Wells Fargo Funds Trust and Wells Fargo Master Trust (together, the “Plans”), pursuant to which certain series of the Trusts (the “Target Funds”) shall combine with certain other series of the Trusts (the “Acquiring Funds,” and together with the Target Funds, the “Funds”).  The list of the Acquiring Funds and the corresponding Target Funds is set forth on Exhibit A.  Pursuant to the Plans, an Acquiring Fund shall acquire all of the assets and assume all of the liabilities of the corresponding Target Fund in exchange for shares of beneficial interest of the Acquiring Fund (as to all Acquiring Funds and the corresponding Target Funds, the “Reorganization”).  You have asked for our opinion on certain U.S. federal income tax consequences of the Reorganization.  This opinion is solely for the benefit of the Funds and their respective shareholders, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.  Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificate delivered to us by the Trusts for themselves and on behalf of the Funds (the “Certificate of Representations”).

In our capacity as special tax counsel to the Trusts and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plans, (ii) the Certificate of Representations, (iii) the Proxy/Prospectuses, and (iv) such other documents we considered relevant to our analysis.  We have assumed that all parties to the Plans and to any other documents examined by us have acted, and will act, in accordance with the terms of the Plans and such other documents without waiver of material terms or conditions set forth therein.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  We have also assumed, in rendering the opinion set forth below, that any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Reorganization, with respect to each Acquiring Fund and the corresponding Target Fund, will qualify as a reorganization within the meaning of Section 368(a) of the Code and each Acquiring Fund and corresponding Target Fund will be a “party to a reorganization,” within the meaning of Section 368(b) of the Code.

This opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect.  In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, the opinion set forth herein is based upon facts and circumstances as they exist as of the date hereto, and any change in the facts as set forth herein, or in existing law or the investments of the funds, could affect the opinion expressed herein, perhaps adversely.  We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

Pursuant to U.S. Treasury Circular 230, you are hereby informed that the U.S. federal tax advice contained herein (i) is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding U.S. tax penalties and (ii) is written in connection with the Plans.  Each taxpayer should seek advice based on its particular circumstances from an independent tax advisor.

We hereby consent to the use of our name under the captions “Tax Information” and “Qualification of the Mergers as Tax-Free ‘Reorganizations’ Under the Internal Revenue Code” in the Proxy/Prospectus and to the use of this opinion for filing as Exhibit 12 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                                                                                    Very truly yours,

                                                                                    PROSKAUER ROSE LLP

Target Fund	Target Trust	Acquiring Fund	Target Trust
Wells Fargo Advantage Core Equity Fund	Wells Fargo Funds Trust	Wells Fargo Advantage Opportunity Fund	Wells Fargo Funds Trust
Wells Fargo Advantage Classic Value Fund	Wells Fargo Funds Trust	Wells Fargo Advantage Equity Value Fund	Wells Fargo Funds Trust
Wells Fargo Advantage Mid Cap Growth Fund	Wells Fargo Funds Trust	Wells Fargo Advantage Enterprise Fund	Wells Fargo Funds Trust
Wells Fargo Advantage Growth Opportunities Fund	Wells Fargo Funds Trust	Wells Fargo Advantage Discovery Fund	Wells Fargo Funds Trust
Wells Fargo Advantage Small Cap Growth Fund	Wells Fargo Funds Trust	Wells Fargo Advantage Emerging Growth Fund	Wells Fargo Funds Trust
Wells Fargo Advantage Disciplined Value Fund	Wells Fargo Funds Trust	Wells Fargo Advantage Large Company Value Fund	Wells Fargo Funds Trust
Wells Fargo Advantage Disciplined Global Equity Fund	Wells Fargo Funds Trust	Wells Fargo Advantage Intrinsic World Equity Fund	Wells Fargo Funds Trust
Wells Fargo Advantage VT Core Equity Fund	Wells Fargo Variable Trust	Wells Fargo Advantage VT Opportunity Fund	Wells Fargo Variable Trust